Exhibit 10.34

AGREEMENT AND GENERAL RELEASE

This Agreement and General Release (hereinafter, the “Agreement”) offered to Ed Barnes (the “Executive”) by JetBlue Airways Corporation (the “Company”) is dated as of November 23, 2011.

WHEREAS, the Executive desires to resign his position with the Company as Executive Vice President and Chief Financial Officer on October 18, 2011 (the “Position Resignation Date”);

WHEREAS, notwithstanding the Position Resignation Date, the Executive shall remain an employee of the Company on a non-working notice through November 23, 2011 (“Separation Date”);

NOW THEREFORE, in consideration of the mutual covenants and conditions set forth below, and intending to be legally bound thereby, the Company and the Executive covenant and agree as follows:

1. Resignation. The Executive agrees to resign his position as Executive Vice President and Chief Financial Officer of the Company by executing the resignation letter attached as Appendix A to this Agreement as of the Position Resignation Date. From the Position Resignation Date through the Separation Date, the Executive shall be relieved of all job duties and responsibilities but shall remain available to answer questions and otherwise cooperate in order to assist in a smooth transition. Notwithstanding the foregoing, the Company shall continue to pay the Executive his regular salary, payable at the time of JetBlue’s regular paydays and in the amount of Employee’s regular pay for a normal payroll period, less all customary federal, state and local withholdings until the Separation Date.

2. Payment and Benefits. In consideration for the Executive’s obligations herein, the Company shall provide the following payments and benefits:

a. Payment. Within 10 business days of the Effective Date, the Company shall pay the Executive a lump sum payment of four hundred thousand dollars and no cents ($400,000.00), less applicable withholdings, in the form of salary and also within 10 business days of the Effective Date, the Company shall pay the Executive and additional lump sum of six hundred thousand dollars and no cents ($600,00.00), less all applicable withholdings, representing bonus and other consideration paid (together the “Separation Payment”).

b. The Company agrees to provide the Executive and his eligible dependents lifetime positive space flight benefits, at least equivalent to those of similarly situated executive officers, subject to the terms of JetBlue’s pass travel programs and any future changes to those programs including, but not limited to any changes as may be required by Section 409A of the Internal Revenue Code.

c. If the Executive is eligible for and elects continued health insurance coverage under COBRA, the Company will pay the full cost of such premiums for the Executive and any of his eligible dependents as long as the Executive and/or his eligible dependents continue to be eligible for and maintain COBRA coverage, up to a maximum of twelve (12) months from the Separation Date.

3. No Other Payments or Benefits. Except for the payments and benefits provided for in Paragraph 2 of this Agreement (which the Executive acknowledges that he is only eligible to receive if he signs, returns and does not revoke this Agreement), and those accrued but unused benefits and obligations to which the Executive is entitled as set forth in Paragraph 1 of this Agreement, the Executive hereby acknowledges and agrees that the Executive is not entitled to any other compensation or benefits of any kind from the Company, including, but not limited to, any claims for salary, bonuses, severance, or any other payments or benefits whatsoever under any Company plan or program. The Executive’s equity grants (including stocks or options to purchase stock) shall be governed by the terms of the applicable plans as may be amended from time to time.

4. Release.

(a) In consideration of the obligations of the Company herein, specifically the payments and benefits described in Paragraph 2 of this Agreement, of which the Executive acknowledges that the Executive is not otherwise entitled, the Executive (on behalf of himself and his heirs, administrators, executors, administrators and assigns) hereby fully and forever unconditionally releases and discharges the Company and all of its past or present subsidiaries, affiliates, predecessors, successors and assigns, and, with respect to each and all of the foregoing entities (including the Company), all of their respective present and former officers, directors, employees, insurers, agents (hereinafter referred to collectively as the “Releasees”), individually and in their official capacities, from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims and demands whatsoever which the Executive, the Executive’s heirs, executors, administrators and assigns has, or may hereafter have against the Releasees arising out of or by reason of any cause, matter or thing whatsoever occurring on or before the Effective Date of this Agreement, whether known or unknown, suspected or claimed, specifically mentioned herein or not, including, but without limitation to, any or all matters relating to the Executive’s employment by the Company and the separation thereof, the Executive’s benefits, and all matters arising under any international, federal, state, or local statute, rule or regulation or principle of contract law or common law, in law or in equity, including, but nit limited to, claims arising under Title VII of the Civil rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, all as amended, and any other federal, state or local laws regarding employment discrimination, excepting only claims for worker’s compensation, unemployment compensation and rights under the Consolidated Omnibus Budget Reconciliation

Act (“COBRA”) and any other rights or claims that cannot be released by a private settlement agreement. The Executive does not waive or release any rights arising after the Effective Date of this Agreement, any and all rights existing by virtue of Executive’s ownership of stock in the Company, and those rights provided in connection with his equity grants pursuant to Paragraph 3 herein.

(b) The Executive agrees that, although he may hereafter discover claims or rights presently unknown or unsuspected, or new or additional facts from those which the Executive now knows or believes to be true, the Executive intends to provide a complete waiver of all claims and rights based on any facts and circumstances, whether known or unknown, up to and including the Effective Date (except as expressly excluded above in Paragraph 4(a).

5. Restrictive Covenants

(a) Non-Competition. Executive agrees that, during the Restricted Period (as defined below), he shall not, without the prior written consent of the Company’s Chief Executive Officer, engage in Competitive Activity, which shall be defined as directly or indirectly owning, managing, operating, joining, controlling or participating in the ownership, management, operation or control of, be employed by, or provide consulting or other services to any air carrier with its base of operations in North, Central or South America (the “Competitive Airlines”). For purposes of this Agreement, “Restricted Period” means a period of twelve (12) months immediately following the Separation Date.

(b) Non-Solicitation. Executive agrees that, during the Restricted Period, he shall not, directly or indirectly, either as principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor or lender or in any other capacity, and whether personally or through other persons: (i) solicit, induce, hire or attempt to solicit, induce or hire, on behalf of himself or any other person or entity, any employee, consultant or independent contractor of the Company who had such relationship with the Company at the time of solicitation (or within 12 months prior to such solicitation) to terminate their employment or relationship with the Company and/or accept employment or any other relationship elsewhere; or (ii) solicit, induce or attempt to solicit or induce any customer, supplier, licensee or other business relation of the Company (or any person or entity who was a customer, supplier, licensee or other business relation of the Company within the preceding 12 months) to cease or curtail their business relationship with the Company. Nothing in this paragraph shall preclude Executive from using the services of a third-party provider used by the Company.

(c) Remedies. Executive acknowledges that, in view of the nature of the Company’s business and his prior position with the Company, the restrictions contained in Paragraphs 5(a) and 5(b) of this Agreement are reasonable and necessary to protect the Company’s legitimate business interests and that any violation of those provisions would result in irreparable injury to the Company. In the event of a breach, the Company shall be entitled to all available legal and equitable remedies of law, including, but not limited to a temporary restraining order and injunctive relief restraining the Executive from the commission of any breach (without proving actual damages or posting a bond or other security).

(d) Reformation. The courts shall be entitled to modify the duration and scope of any restriction contained in Paragraph 5 of this Agreement to the extent such restriction would otherwise be unenforceable, and such restriction as modified shall be enforceable. Executive acknowledges that the restrictions imposed by Paragraph 5 of this Agreement are legitimate, reasonable and necessary to protect the Company’s investment in its businesses and the goodwill thereof. Executive acknowledges that the scope and duration of the restrictions contained herein are fair, necessary and reasonable in light of the time that Executive was engaged in the business of the Company, Executive’s reputation in the markets for the Company’s business, and Executive’s relationship with the suppliers, customers, clients and employees of the Company.

6. Company Property. The Executive shall return all Company property as of the Separation Date. The Company agrees to issue the Executive a new blackberry device and the Executive can transfer his current cell phone number (646 709 0812) to his own personal cell phone (provided that the Company is not obligated to pay for such services). After giving effect to the return of the property, the Executive represents and warrants that the Executive has no Company records or copies of records or correspondence or copies of correspondence, other than non-confidential documents relating to the Executive’s own employment by the Company.

7. Agreement to Cooperate. The Company anticipates that, from time to time, the Company may have questions regarding matters that have been within the scope of Executive’s responsibilities. Further, the Executive may be required to provide further documentation, testimony in the form of deposition and/or appearance at trial or other related court appearances. Executive agrees to cooperate with Company in these matters as may be needed by the Company; provided, however, that if Executive provides any such assistance, the Company shall pay for his reasonable out-of-pocket expenses (including attorney’s fees if it shall be necessary for him to retain individual counsel) incurred in connection with such assistance.

8. Non-Disparagement. The Executive agrees that the Executive will not publish or communicate to any person or entity Disparaging (as defined herein) remarks, comments or statements concerning the Releases. The Company’s current executive officers shall not publish or communicate to any person or entity any Disparaging remarks comments or statements concerning the Executive. “Disparaging” remarks, comments, or statements are those that impugn the character, honesty, integrity, morality, or business acumen or abilities in connection with any aspect of the operation of the Company’s business or the Executive. The obligations set forth in this provision shall expire twelve (12) months from the Separation Date; provided, however, the Company’s current executive officers shall only be bound to the terms of this provision during their employment with the Company.

9. Protection of Confidential Information. The Executive hereby acknowledges that Executive remains subject to and agrees to abide by any and all existing duties and obligations respecting confidential and/or proprietary information of the Company as set forth in any applicable Company policy and as pursuant to applicable law.

10. Non-Assignment of Rights. Executive warrants that the Executive has not assigned or transferred any right or claim described in the general release given in Paragraph 4(a) above. If the Executive commences or participates in any action or proceeding (including as a member of a class of persons) regarding any claims covered by the general release given in Paragraph 4(a), this Agreement shall be a complete defense in such action or proceeding and the Executive (and his heirs, administrators, executors, administrators and assigns) will have no right to obtain or receive, and will not seek or accept, any damages, settlement or relief of any kind (including attorneys’ fees and costs) as a result of such action or proceeding.

11. Voluntary and Knowing. The Executive represents and warrants that the Executive fully understands the terms of this Agreement and that the Executive knowingly and voluntarily, of the Executive’s own free will without any duress, being fully informed, after due deliberation and after consultation with the Executive’s own counsel, accepts its terms and signs the same as the Executive’s own free act.

12. Revocation Period and Effective Date. Executive acknowledges that the Company has provided the Executive the opportunity to review and consider this Agreement for at least twenty-one (21) days from the date the Company provided the Executive this Agreement. Executive represents that he was advised by the Company to review this Agreement with an attorney before signing. If Executive executes this Agreement prior to the expiration of twenty-one (21) days from the date the Company provided the Executive with this Agreement, the Executive voluntarily and knowingly waives any right the Executive may have, prior to signing this Agreement, to additional time within which to consider the Agreement. The Executive also agrees that any modifications to this Agreement, whether material or immaterial, will not restart the 21-day period. The Executive may revoke this Agreement within seven (7) days after he executes this Agreement by providing written notification of the intended revocation to Joanna L. Geraghty, Executive Vice President and Chief People Officer, at the Company. This Agreement becomes effective on the eighth day after it is executed by both parties, provided that it is not revoked by the Executive prior to that date (the “Effective Date”).

13. Indemnification. The Company agrees to indemnify and hold harmless the Executive from and against all claims, liabilities, suits, demands, proceedings and actions (collectively, “Proceeding”) that may arise from his employment with the Company; provided, however, such indemnification shall not apply to those actions of Executive that were outside the scope of his employment or were a result of his own gross negligence or intentional misconduct; a cause of action by Executive against the Company or its affiliates or their respective directors, officers, agents, representatives or employees; or any indemnification that may be otherwise prohibited by applicable law, rule or regulation, the Company’s organizational documents or would be against public policy. If the Executive has any knowledge of any actual or threatened Proceeding, whether civil, criminal, administrative or investigative, as to which the Executive may request indemnity under this provision, the Executive shall give the Company prompt written notice thereof. The Company shall be entitled to assume the defense of any Proceeding with counsel of its choice within 15 days after the Executive shall have given notice of the Proceeding, and the Executive shall cooperate with such defense. If the Company fails to assume the defense pursuant to the immediately preceding sentence, the Executive shall have the right to select counsel of his choice (reasonably satisfactory to the Company), and the reasonable fees and expenses of such counsel shall be reimbursed by the Company subject to an undertaking by the Executive to pay back any advanced amounts for which it is determined that he was not entitled to indemnification. Without limiting the indemnity above, the Company shall use commercially reasonable efforts to continue to provide the Executive with applicable Director and Officer coverage as may be provided by the Company to similarly situated Executive Vice Presidents, subject to the terms of those plans or any future changes the Company may make thereto.

14. No Exit Incentive. The payments provided under this Agreement are not offered in connection with any specific exit incentive or other employment termination program.

15. Governing Law; Severability. This Agreement shall be governed in all respects, whether as to validity, construction, capacity, and performance or otherwise by the laws of the State of New York. If any portion of this Agreement is held to be unenforceable by any court of competent jurisdiction, the parties intend that such portion be modified to make it enforceable to the maximum extent permitted by law. If any such portion (other than the general release contained in Paragraph 4(a)) cannot be modified to be enforceable, such portion shall become null and void leaving the remainder of this Agreement in full force and effect.

16. Entire Agreement. This Agreement constitutes the sole and entire agreement between the Company and the Executive and supersedes any and all understanding and agreements made prior hereto, if any. The Executive acknowledges that no promises or representations, oral or written, have been made other that those expressly stated herein, and that he has not replied on any other promises or representations in signing this Agreement.

17. Modification. No provision of this Agreement shall be amended, waived or modified except by an instrument in writing signed by the parties hereto.

18. Counterparts. This Agreement may be executed in counterparts, both of which together shall constitute the original agreement. This Agreement may also be executive by facsimile signature.

19. No Admission of Liability. It is understood and agreed that the execution of this Agreement by the Company is not to be construed as an admission of any liability on its part to Executive other than to comply with the terms of this Agreement.

ACCEPTED AND AGREED:

Dated: 11/23, 2011

ED BARNES	JETBLUE AIRWAYS CORPORATION

	By:	Joanna Geraghty
	Title:	EVP, Chief People Officer

APPENDIX A

Dave Barger

President & Chief Executive Officer

JetBlue Airways Corporation

118-29 Queens Blvd.

Forest Hills, NY 11375

Dear Dave,

Effective October 18, 2011, I hereby resign my position as Executive Vice President and Chief Financial Officer of JetBlue Airways Corporation and any and all other positions that I might hold with JetBlue Airways Corporation and its affiliates.

Sincerely,

Ed Barnes

11/23, 2011

8